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                                                                    EXHIBIT 5.1

                                   BRYAN CAVE
                             ONE METROPOLITAN SQUARE
                         211 NORTH BROADWAY, SUITE 3600
                         ST. LOUIS, MISSOURI 63102-2750
                                 (314) 259-2000
                            FACSIMILE: (314) 259-2020

Washington, D.C.                                             Irvine, California
Los Angeles, California                                Santa Monica, California
New York, New York                                        Overland Park, Kansas
Phoenix, Arizona                                                London, England
Kansas City, Missouri                                      Riyadh, Saudi Arabia
                                                     Frankfurt Am Main, Germany


                                 April 19, 1995


Board of Directors of
  LDDS Communications, Inc.
515 East Amite Street
Jackson, Mississippi  39201

Ladies and Gentlemen:

         We have acted as special counsel for LDDS Communications, Inc., a Georgia corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed public offering and sale by the Corman Foundation (the "Selling Shareholder") of: (i) 639,833 shares (the "Shares") of Common Stock, par value $.01, of the Company ("Common Stock") issued to the Selling Shareholder in connection with the acquisition on January 31, 1995 of Touch 1, Inc., an Alabama corporation ("Touch 1"), pursuant to the Agreement and Plan of Merger dated as of August 24, 1994 by and among Touch 1, Touch 1 Communications, Inc., an Alabama corporation, certain shareholders and directors of Touch 1, and the Company (the "Merger Agreement"); and (ii) up to 446,979 shares of Common Stock (the "Additional Shares") which are issuable to the Selling Shareholder on each of the first three anniversaries of the date of such acquisition, subject to offset pursuant to a revenue-based formula described in a certain Management and Consulting Agreement between a subsidiary of the Company and Touch 1 Communications, Inc., an Alabama corporation (the "Management Agreement").

         In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the Prospectus included as part thereof, the Articles of Incorporation and Bylaws of the Company, certificates of public officials, certificates and statements of officers of the Company, and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein; provided, however, that with your permission, we have not reviewed the Management Agreement. We have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies. We have also assumed the due authorization, execution and delivery of all documents.
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Board of Directors of
  LDDS Communications, Inc.
April 19, 1994


         Based upon the foregoing, and in reliance thereon and subject to the qualifications and limitations stated herein, we are of the following opinions:

         1. The Company is a corporation validly existing under the laws of the State of Georgia; and

         2.  When,

             (a) the Registration Statement, including any amendments thereto, shall have become effective under the Act; and

             (b) the Additional Shares have been issued to the Selling
                 Shareholder pursuant to the Merger Agreement;

             then the Shares and the Additional Shares will be legally issued, fully paid and nonassessable.

         This opinion is not rendered with respect to any laws other than the latest codification of the Georgia Business Corporation Code (the "GBCC") available to us. We note that the Merger Agreement provides that it is governed by and is to be construed and interpreted in accordance with the internal laws of the State of Mississippi, with the merger taking place in accordance with the Alabama Business Corporation Act (the "ABCA"). However, in rendering the opinions expressed herein, we have assumed that the merger complied with the ABCA and that substantive laws of the States of Georgia (excluding the GBCC), Alabama and Mississippi are identical to the substantive laws of the State of Missouri in all respects relevant to such opinions, and we express no opinion as to which law any court construing the Merger Agreement would apply. This opinion has not been prepared by attorneys admitted to practice in Alabama, Georgia or Mississippi. Further, no opinion is expressed with respect to the Management Agreement.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement on Form S-3 and to the use of our name under the caption "Legal Matters" in the Prospectus filed as part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares and the Additional Shares. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                             Very truly yours,

                             /S/ BRYAN CAVE

                             BRYAN CAVE